Richard D. Smith
                                Media Consultant
                                250 East 54th St.
                               New York, NY 10022
                                  917-270-1767

                           MEDIA CONSULTING AGREEMENT

This agreement between Richard D. Smith (RDS) and Roanoke Technology Corp.(RTC), a Florida Corporation is entered into on July 5, 2001.

RDS agrees to make available 48 editorial type stories to 15 thousand newspaper publications over the next 12 months. RDS guarantees a minimum of 7200 story placements will occur over the media campaign.

RTC will pay RDS for these services in the form of s-8 stock, that will be registered as soon as feasible, in the amount of 1.2 million shares. In addition, RTC will make available to RDS $50,000 in services which may be used at RDS's discretion. These services may be transferred of assigned as RDS sees fit.

Payment of Stock will be transferred, upon registration, to RDS via DTC using the following information:

Richard David Smith ( ss # ###-##-#### )
Account # : 82871429
Charles Schwab & Co. DTC # :0164

/s/ David Smith                           /s/ Richard D. Smith
--------------------------------          -------------------------------
David Smith, CEO / President                  Richard D. Smith